NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES FOURTH QUARTER RESULTS

NEW YORK, NEW YORK (February 16, 2012) Griffin Land & Nurseries, Inc. (NASDAQ: GRIF) (“Griffin”) today reported a 2011 fourth quarter operating profit of $2,470,000 on total revenue of $10,891,000, as compared to an operating loss of ($135,000) on revenue of $7,375,000 in the 2010 fourth quarter.  For the 2011 full year, Griffin reported an operating loss of ($225,000) on total revenue of $37,193,000 as compared to an operating loss of ($4,019,000) on total revenue of $33,987,000 in the 2010 full year.

As recently announced, on January 31, 2012, Griffin Land, Griffin’s real estate business, closed on the sale of its 308,000 square foot warehouse in Manchester, Connecticut to the lessee in that facility.  The sale was for $16.0 million, before transaction costs, and Griffin expects to report a gain, before taxes, of approximately $3.0 million from this transaction in its 2012 first quarter results.  Accordingly, rental revenue and the operating results for the Manchester warehouse are not included in Griffin’s results from continuing operations and are now reported as a discontinued operation in all periods presented.  As the building was fully leased in both fiscal 2011 and fiscal 2010, the operating results of this property were essentially unchanged from year to year.

Total revenue and operating profit at Griffin Land increased in the 2011 fourth quarter and 2011 full year versus the comparable 2010 periods principally due to property sales in the 2011 fourth quarter, including the sale of approximately 165 acres of undeveloped land in Suffield and Granby, Connecticut for $3.0 million, with a pretax gain of approximately $2.6 million.  Property sales occur periodically and changes in revenue from year to year from these transactions may not be indicative of any trends in the real estate business.  Operating results of Griffin Land’s leasing operations were essentially unchanged in the 2011 fourth quarter as compared to the 2010 fourth quarter.  For the 2011 full year, Griffin Land had an increase in rental revenue and operating results from its leasing operations due principally to fiscal 2011 reflecting a full year of rental revenue from leases that were signed and commenced in fiscal 2010.

Imperial Nurseries, Inc., (“Imperial”), Griffin’s subsidiary in the landscape nursery business, incurred a higher operating loss in the 2011 fourth quarter as compared to the 2010 fourth quarter due to higher costs of goods sold, principally as a result of a charge of approximately $0.5 million for unsaleable inventories in the 2011 fourth quarter (there was no charge for unsaleable inventories in the 2010 fourth quarter) and an increase of approximately $0.2 million in operating expenses in the 2011 fourth quarter.  The effect of these items was somewhat offset by a gain of approximately $0.4 million on insurance recoveries in the 2011 fourth quarter.  The inventory charges principally reflect an increase in inventory reserves due to Imperial’s boxwood plants becoming infected with boxwood blight, a fungal disease that has only recently been found in the United States.  The boxwood blight will result in the loss of Imperial’s entire field grown crop of boxwood starter plants and a portion of Imperial’s containerized boxwood inventory.  The higher operating expenses in the 2011 fourth quarter, as compared to the 2010 fourth quarter, were principally due to severance charges.  The gain on insurance recoveries includes the settlement of the insurance claim for hoop houses that collapsed, due to snow load, in the 2011 first quarter and the settlement of an insurance claim for plants that were damaged from an unusual early season snowstorm in October 2011.  Imperial’s operating loss in the 2011 full year was slightly lower than the operating loss incurred in the 2010 full year, as the effect of improved pricing and a gain on insurance recoveries in the 2011 full year were substantially offset by higher inventory charges in the 2011 full year, as compared to the 2010 full year, and the severance charges incurred in the 2011 full year.

Griffin reported income from continuing operations of $603,000 and a basic and diluted income from continuing operations per share of $0.12 for the 2011 fourth quarter as compared to a loss from continuing operations of ($682,000) and a basic and diluted loss from continuing operations per share of ($0.13) for the 2010 fourth quarter.  For the 2011 full year, Griffin reported a loss from continuing operations of ($2,997,000) and a basic and diluted loss from continuing operations per share of ($0.58) as compared to a loss from continuing operations of ($5,015,000) and a basic and diluted loss from continuing operations per share of ($0.98) for the 2010 full year.

Including the operating results of Griffin Land’s warehouse in Manchester, Connecticut, which is reported as a discontinued operation in all periods presented, Griffin reported 2011 fourth quarter net income of $712,000 and a basic and diluted net income per share of $0.14 as compared to a 2010 fourth quarter net loss of ($545,000) and a basic and diluted net loss per share of ($0.11).  For the 2011 full year, Griffin reported a net loss of ($2,474,000) and a basic and diluted net loss per share of ($0.48) as compared to a net loss of ($4,487,000) and a basic and diluted net loss per share of ($0.88) for the 2010 full year.

The improved results from continuing operations and net income in the 2011 fourth quarter and 2011 full year period versus the comparable 2010 periods principally reflect the overall higher operating results discussed above and lower interest expense in the 2011 periods, partially offset by lower investment income and a lower income tax benefit in the 2011 periods.

Griffin operates its real estate business, Griffin Land, and Imperial, its landscape nursery business.  Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved particularly with respect to the signing of new leases for currently vacant space and other statements that are not historical facts.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements.  Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 3, 2011.  Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Fourth Quarter Ended,				Fiscal Year Ended,
	Dec. 3, 2011		Nov. 27, 2010		Dec. 3, 2011		Nov. 27, 2010
Revenue:
Rental revenue and property sales	$8,295	(2)	$5,059	(2)	$22,183	(2)	$17,904	(2)
Landscape nursery net sales and other revenue	2,596		2,316		15,010		16,083
Total revenue	10,891		7,375		37,193		33,987

Operating profit (loss):
Real estate business	4,307	(2) (3)	1,414	(2) (3)	6,548	(2) (3)	2,740	(2) (3)
Landscape nursery business	(882)	(4)	(504)		(2,685)	(5)	(2,761)	(5)
General corporate expense	(955)		(1,045)		(4,088)		(3,998)
Total operating profit (loss)	2,470		(135)		(225)		(4,019)

Interest expense	(974)	(2)	(1,101)	(2)	(4,167)	(2)	(4,456)	(2)
Investment income	105		108		210		302
Income (loss) before taxes	1,601		(1,128)		(4,182)		(8,173)
Income tax (provision) benefit	(998)		446		1,185		3,158

Income (loss) from continuing operations	603		(682)		(2,997)		(5,015)
Income from discontinued operation, net of tax (1)	109		137		523		528

Net income (loss)	$712		$(545)		$(2,474)		$(4,487)

Basic net income (loss) per common share:
Income (loss) from continuing operations	$0.12		$(0.13)		$(0.58)		$(0.98)
Income from discontinued operation (1)	0.02		0.02		0.10		0.10
Basic net income (loss) per common share	$0.14		$(0.11)		$(0.48)		$(0.88)

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$0.12		$(0.13)		$(0.58)		$(0.98)
Income from discontinued operation (1)	0.02		0.02		0.10		0.10
Diluted net income (loss) per common share	$0.14		$(0.11)		$(0.48)		$(0.88)

Weighted average common shares outstanding
for computation of basic per share results	5,134		5,113		5,130		5,105

Weighted average common shares outstanding
for computation of diluted per share results	5,139		5,113		5,130		5,105

(1) The discontinued operation reflects the results, net of tax, of Griffin Land's 308,000 square foot warehouse in Manchester, Connecticut that was sold to the tenant in that facility on January 31, 2012.

(2) Revenue and operating profit at Griffin Land were as follows:
	Fourth Quarter Ended,				Fiscal Year Ended,
	Dec. 3, 2011		Nov. 27, 2010		Dec. 3, 2011		Nov. 27, 2010

Revenue from leasing operations	$4,695		$4,593		$18,183		$17,438
Revenue from property sales	3,600		466		4,000		466
Total revenue at Griffin Land	$8,295		$5,059		$22,183		$17,904

Operating profit from leasing operations	$1,113	(3)	$1,157	(3)	$3,006	(3)	$2,483	(3)
Operating profit from property sales	3,194		257		3,542		257
Total operating profit at Griffin Land	$4,307		$1,414		$6,548		$2,740

Fiscal 2010 full year results include $0.3 million of expense associated with the acquisition of a 120,000 square foot industrial building in the first quarter of that year. Interest expense is primarily for mortgages on Griffin Land's rental properties.

(3) Operating profit from leasing operations includes depreciation and amortization expense of $1.4 million and $1.5 million in the 2011 and 2010 fourth quarters, respectively, and $5.7 and $5.8 million in the 2011 and 2010 full years, respectively.

(4) Includes a charge of $0.5 million to increase inventory reserves, principally for plants becoming unsaleable due to a disease issue. Also includes a gain from insurance recoveries of $0.4 million from the settlement of the claim related to the collapse of hoop houses, due to snow load, in the 2011 first quarter and from the settlement of a claim for plants lost due to an unusually early season snowstorm in the 2011 fourth quarter.

(5) 2011 full year results include charges totaling of $1.4 million, reflecting: (a) $0.5 million for plants that were lost due to a disease issue; (b) $0.4 million to increase inventory reserves for unsaleable plants and plants expected to be sold below cost as seconds; (b) $0.3 million for plants lost due to the collapse, from snow load during this past winter, of some of Imperial's hoop houses in which the plants were stored; and (c) $0.2 million for worker's compensation charges from prior year policies related to the Florida farm, which was closed in 2009. The 2011 full year results also include a gain from insurance recoveries of $0.6 million from the claims for the collapse of hoop houses in the 2011 first quarter and for plants lost due to the unusually early season snowstorm in the 2011 fourth quarter. The 2010 full year results include a charge of $1.0 million for plants lost due to a change in fertilization methods made in 2010.